SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14 A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                JUMBOSPORTS INC.
                (Name of Registrant as Specified in its Charter)
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          ---------------------------------------------------------------------
     (5)  Total fee paid:
          ---------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ---------------------------------------------------------------------
     (3)  Filing Party:
          ---------------------------------------------------------------------
     (4)  Date Filed:

                                JUMBOSPORTS INC.

                           4701 W. HILLSBOROUGH AVENUE
                                 TAMPA, FL 33614

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 18, 1998


     Notice is hereby given that the Annual Meeting of the Stockholders of JUMBOSPORTS INC. (the "Company") will be held at the JumboSports Training Center, 15016 N. Dale Mabry Highway, Tampa, Florida 33618 on Thursday, June 18, 1998 at 10:00 a.m. Eastern Daylight Time, for the following purposes:

     1.   To elect two  directors  to serve  until the next  Annual  Meeting  of
          Stockholders   and  until  their   successors  are  duly  elected  and
          qualified.

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at said meeting or at any adjournments thereof.
                                        By Order of the Board of Directors,



                                       Jack E. Bush, Chairman of the Board,
                                       President and Chief Executive Officer



April 30, 1998



===============================================================================

     Whether or not you plan to attend the Annual Meeting of Stockholders, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope. If you do attend the meeting and decide that you wish to vote in person, you may withdraw your proxy.
===============================================================================

                                JUMBOSPORTS INC.
                           4701 W. HILLSBOROUGH AVENUE
                                 TAMPA, FL 33614

                                 PROXY STATEMENT


                                  SOLICITATION

     This proxy statement is furnished by and on behalf of the Board of Directors of JUMBOSPORTS INC., a Florida corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders, to be held on Thursday, June 18, 1998 at the JumboSports Training Center, 15016 N. Dale Mabry Highway, Tampa, Florida 33618 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding as of the record date will constitute a quorum. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum. This Proxy Statement and the accompanying proxy card, together with the Company's Annual Report for the fiscal year ended January 30, 1998, are first being sent or given to stockholders on or about April 30, 1998.


                                VOTING OF PROXIES

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies are revoked prior to such vote. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR the Director nominees named in Proposal No. 1. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder. Abstentions and broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and his request for the return of his proxy made to the inspector of elections prior to the taking of any vote.

     Only stockholders of record at the close of business on April 24, 1998, are entitled to notice of, and to vote at, the Annual Meeting. As of March 27, 1998, there were 20,392,873 shares of Common Stock outstanding, each of which is entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the best knowledge of the Company based on information filed with the Securities and Exchange Commission and information provided directly to the Company by the persons and entities named below, the following table sets forth the beneficial ownership of the Company's Common Stock, as of March 27, 1998 (unless otherwise noted), by each holder of more than 5% of the Company's Common Stock and by each Director and executive officer of the Company and by the Directors and executive officers as a group.

                                                           Shares
Name and Address of                                     Beneficially    Percent
Beneficial Owner              Position with Company       Owned(1)      of Class
-------------------           ---------------------      ----------      ------
Directors/Nominees:
------------------

Jack E. Bush                  Chairman of the Board,     111,000 (2)       *
4701 W. Hillsborough Avenue   President and Chief
Tampa, Florida                Executive Officer

Harold F. Compton             Director                    21,000 (2)       *
14951 North Dallas Parkway
Dallas, Texas

R. Don Morris                 Director                      -0-            *
P.O. Box 988
Mt. Vernon, Texas

Samuel Northrop, Jr.          Director                    11,000 (2)       *
8140 Mar del Plata
Jacksonville, Florida

Steven A. Raymund (3)         Director                    26,567           *
5350 Tech Data Drive
Clearwater, Florida

Ronald L. Vaughn              Director                    11,000 (2)       *
401 W. Kennedy Blvd.
Tampa, Florida

Former Executive Officers:

Stephen Bebis                   ---                       50,000           *
16606 Millan de Avila
Tampa, Florida

Robert J. Wittman               ---                       31,000           *
1378 Wesley Oaks Ct.
Atlanta, Georgia


                                       2

                                                           Shares
Name and Address of                                     Beneficially    Percent
Beneficial Owner              Position with Company       Owned(1)      of Class
-------------------           ---------------------      ----------      ------
Other Executive Officers:

Raymond P. Springer           Executive Vice President    92,000 (2)       *
4701 W. Hillsborough Avenue   and Chief Financial Officer
Tampa, Florida

Robert Floum                  Chief Operating Officer    100,000 (2)       *
4701 W. Hillsborough Avenue
Tampa, Florida

Beneficial Owners in
Excess of 5% Ownership:

Investcorp S.A.(4)                    ---              2,793,914         13.70%
37 rue Notre-Dame
Luxembourg

Dimensional Fund Advisors Inc. (5)    ---              1,503,100          7.37%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

ZPR Investment Management Inc. (6)    ---              1,367,800          6.71%
1642 N. Volusia Avenue
Orange City, Florida  32763

All current Directors and executive                      372,567          1.83%
officers as a group (8 persons)

     * Represents less than one percent

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of a security. The named stockholders have sole power to vote and dispose of all shares shown as being beneficially owned by them, except as otherwise indicated.
(2) Includes all stock options which vest or become exercisable within 60 days, specifically including vested stock options as of April 15, 1998.
(3) Consists of 17,500 shares issuable upon exercise of options which are presently exercisable, and 8,067 shares owned by the Steven A. Raymund Family Trust, of which Mr. Raymund is the trustee and a beneficiary.
(4) As of January 30, 1998, Investcorp S.A. does not hold any shares of the Company directly. Share ownership listed above includes shares held by Investcorp's indirect wholly-owned subsidiaries, as to which shares Investcorp holds sole voting and investment power. Share ownership also includes 2,793,914 shares held by various Cayman Islands corporations, none of which and none of the beneficial owners of which own individually more than 5% of the Company's shares but as to which Investcorp may be deemed to share beneficial ownership as a result of certain revocable management contracts between Investcorp and the beneficial owners of such shares pursuant to which Investcorp has the authority to direct the voting and disposition of the shares. Investcorp owns no stock in the Cayman Islands corporations that hold the shares subject to such revocable management contracts.
(5) As of December 31, 1997, Dimensional Fund Advisors Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,503,100 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(6)  As of February 6, 1998.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     The number of Directors has been fixed by the Board of Directors, pursuant to the Company's Bylaws, at six, beginning June 4, 1997. Further, the Board of Directors is divided into three classes with two Directors elected for a term expiring at the 1998 Annual Meeting, two expiring in 1999 and two in 2000. Starting with the 1998 Annual Meeting, one class will be elected each year for a three year term. The Board of Directors proposes the election of two Directors, each to hold office for a term of three years until the Annual Meeting at which members of such Director's class are next up for re-election, or until a successor has been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the accompanying proxy intend to vote for the election of the persons listed below, all of whom are currently Directors of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Certain Information Regarding Director Nominees
 Name             Age    Occupation/Background
-----             ---    ---------------------
 Jack E. Bush     63     Chairman of the Board since December 5, 1997, Chief
                          Executive Officer of the Company since December 16,
                          1997, and President since February 17, 1998.  Mr. Bush
                          has served as the President of Raintree Partners, Inc.,
                          a management consulting firm since September 1995. He
                          is also  Chairman of Carolina  Art & Frame Company,
                          Chief Concept Officer of Artistree Art Frame and Design
                          Company and Director of Bradlees Stores, Inc. and Stage
                          Stores Inc. He served as President and Director of
                          Michaels Stores, Inc.(1991-1995) and Executive Vice
                          President, Director of Operations and Stores for Ames
                          Department Stores, Inc. (1990-1991). From 1985 to 1990,
                          Mr. Bush was with Roses Discount Department Stores,
                          last serving as President and Director.  Prior to that,
                          he served in various management capacities at Zayre
                          Corporation (1980-1985) and J.C. Penney Company
                          (1958-1980).  Mr. Bush is Vice Chairman of the Strategic
                          Planning Board of Directors of the College of  Business
                          and Public Administration at the University of Missouri,
                          from which he is a graduate.

Ronald L. Vaughn  51     Director of the Company since December 1996. Dr. Vaughn
                          is President of the University of Tampa, a position he
                          has held since January 1995. Previously, Dr. Vaughn
                          served as Dean of the College of Business and Dean of
                          Graduate Studies. Dr. Vaughn originally joined the
                          University of Tampa in August 1984 as a professor and
                          from June 1989 served as Dean, College of Business, and
                          Dean, Graduate Studies, until his appointment as
                          President of the University.


     The election of Directors will require the affirmative vote of a plurality of shares voting in person or by proxy at the Annual Meeting. THE BOARD RECOMMENDS THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE LISTED NOMINEES AS DIRECTORS.

                 OTHER DIRECTORS NOT UP FOR RE-ELECTION IN 1998

     In addition to the Director nominees set forth in Proposal No. 1, the following are individuals currently serving on the Board, categorized by term.

Terms Expiring in 1999
----------------------
 Name                  Age  Occupation/Background
-----                  ---  ---------------------
 Harold F. Compton     50   Director of the Company since December 1996.  Mr.
                             Compton is President and Chief Operating Officer of
                             CompUSA Inc., America's largest computer superstore
                             retailer, which he joined in 1994 as Executive Vice
                             President/Operations.  Prior to that, he served as
                             President and Chief Operating Officer of Central
                             Electric, Inc. (1993-1994). He has also served as
                             Executive Vice President/Operations and Human
                             Resources of Home Base (1989-1993), Senior Vice
                             President/Operations and Director of Stores for
                             Roses Discount Department Stores (1986-1989), and
                             in various management capacities at Zayre
                             Corporation (1965-1986).

 Samuel Northrop, Jr.  66   Director of the Company since August 1996.  Mr. Northrop
                             retired in July 1996 as Director of Commercial Banking
                             of Barnett Banks, Inc., a position he held since 1991.
                             He joined Barnett in November 1986 as Senior Vice
                             President and Manager of the U.S. Banking Group.  While
                             at Barnett, he was also a member of the Corporate Loan
                             Committee and the Management Advisory Council.  Prior
                             to that, he served in various management capacities
                             at Wachovia Bank N.A., leaving in 1986 as Group Vice
                             President, Southeast Corporate Banking Group.


Terms Expiring in 2000
----------------------
 R. Don Morris         58   Director of the Company since March 1998.  Mr. Morris
                             retired as Executive Vice President/Chief Financial
                             Officer of Michaels Stores, Inc. in March 1997.  Prior
                             to 1990, when he joined Michaels Stores, he was
                             Director, President and Chief Executive Officer of
                             Frostcollection, Inc. (1988-1990).  He also served
                             in various capacities at Arthur Young & Company in
                             Dallas, Texas (1962 - 1988).

 Steven A. Raymund     42   Director of the Company since March 1993.  Mr. Raymund
                             is Chairman and Chief Executive Officer of Tech Data
                             Corporation, a leading international distributor of
                             technology products.  He has held the position of
                             Chief Executive Officer since 1986 and has served as
                             Chairman of the Board since 1991.  Previously, he
                             served as Chief Operating Officer.  He is also a
                             Director of Jabil Circuit, Inc.

                   ADDITIONAL INFORMATION CONCERNING DIRECTORS

Directors Fees

     Directors of the Company each receive, upon their first appointment to the Board, a one-time option grant to purchase 10,000 shares of the Company's Common Stock at the fair market value of the Common Stock on the date of grant and, for so long as the Director remains a member of the Board, annual compensation in the form of option grants to purchase 1,000 shares of the Company's Common Stock at the fair market value of the Common Stock on the day preceding each Annual Meeting of Stockholders. These options vest and become exercisable on the first anniversary of the date of grant, provided the Director then remains a member of the Board. In addition, each of said Directors is paid an annual fee of $16,000 and $1,500 for attendance, in person or by telephone, at each Board meeting. Additionally, the Chairman is paid an annual fee of $48,000 and $1,500 for attendance at each Board meeting. No separate compensation is payable for participation in committee meetings. Directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including travel, food and lodging.

Committees of the Board of Directors and Meeting Attendance

     The Board met, in person or by teleconference, six times during the last fiscal year. Each incumbent Director attended at least 75% of the Board meetings and committee meetings of which they were a member.

     The Company has standing Audit and Compensation Committees. The Company does not have a standing Executive Committee or Nominating Committee.

     The Audit Committee met twice during the last fiscal year. The Audit Committee currently consists of Samuel Northrop, Jr., Ronald L. Vaughn and Steven A. Raymund. The Audit Committee makes recommendations to the full Board of Directors concerning engagement of the independent public accountants, reviews the scope of the audit, reviews the financial statements and the report of the independent public accountants, and reviews the scope and results of the Company's internal auditing activities.

     The Compensation Committee met once during the last fiscal year. The Compensation Committee currently consists of Steven A. Raymund and Harold F. Compton. The Compensation Committee reviews and approves executive compensation and administers and makes recommendations concerning all of the Company's compensation-related plans.


Management Changes

     In July 1997, Mr. Robert J. Wittman, Executive Vice President/Chief Merchandising Officer, left the employ of the Company. In December 1997, Mr.
Stephen Bebis resigned as Chairman of the Board, Chief Executive Officer and President of the Company. At approximately the same time, Mr. Jack E. Bush was elected to the position of Chairman of the Board and appointed Acting Chief Executive Officer of the Company. Mr. Bush assumed the title of Chairman and Chief Executive Officer in January 1998 and President on February 17, 1998. Mr. Robert Floum was elected to the position of Chief Operating Officer in January 1998 and began serving on January 26, 1998.

                               EXECUTIVE OFFICERS

     The Executive Officers shown below currently serve in the capacities indicated. Executive Officers are appointed by the Board of Directors and serve at the pleasure of the Board.

 Name                 Age   Position, Principal Occupation and Other Directorships
-----                 ---   ------------------------------------------------------
 Jack E. Bush         63    Chairman of the Board since December 5, 1997,  Chief
                             Executive Officer of the Company since December 16,
                             1997, and President since February 17, 1998.  Mr. Bush
                             has served as the President of Raintree Partners, Inc.,
                             a management consulting firm since September 1995.
                             He is also Chairman of Carolina Art & Frame Company,
                             Chief Concept Officer of Artistree Art Frame and Design
                             Company and Director of Bradlees Stores, Inc. and Stage
                             Stores Inc.  He served as President and Director of
                             Michaels Stores, Inc. (1991-1995) and Executive Vice
                             President, Director of Operations and Stores for Ames
                             Department Stores, Inc. (1990-1991). From 1985 - 1990,
                             Mr. Bush was with Roses Discount Department Stores, last
                             serving as President and Director.  Prior to that, he
                             served in various management capacities at Zayre
                             Corporation (1980-1985) and J.C. Penney Company (1958-1980).
                             Mr. Bush is Vice Chairman of the Strategic Planning
                             Board of  Directors  of the College of Business and
                             Public Administration at the University of Missouri,
                             from which he is a graduate.

 Raymond P. Springer  47    Executive Vice President and Chief Financial Officer
                             of the Company since April 1996.  Previously, Mr.
                             Springer served as Senior Vice President of Administration and Chief Financial Officer of Kash n' Karry Food Stores,
                             Inc. ("Kash n' Karry") from 1987 until 1996.  Kash
                             n' Karry filed for protection under Chapter 11 of the
                             Bankruptcy Code in Delaware on November 9, 1994, and
                             its bankruptcy plan was effective December 29, 1994.


 Robert Floum         61    Chief Operating Officer of the Company since January
                             1998.  From 1994-1998, Mr. Floum served as a consultant
                             for a number of Florida-based retailers.  Prior to
                             retail consulting,  he served as President and Chief
                             Executive Officer of Fisher Big Wheel in New Castle,
                             Pennsylvania, and Senior Vice President of Merchandising
                             of Roses Discount Stores in Henderson, North Carolina.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth, for the years ended January 30, 1998, January 31, 1997, and January 28, 1996, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the Company's Chief Executive Officer and to each of the other executive officers and most highly compensated senior vice presidents ("Named Officers").

                                            Annual Compensation                  Long Term Compensation Awards
                                 -------------------------------------     ---------------------------------
                                                              Other Annual    Restricted        Stock   All other
Name and Principal Position    Year    Salary        Bonus    Compensation   Stock Awards  Options (#)  comp. (1)
---------------------------    ----    ------        -----     ------------  ------------  -----------  ---------
Jack E. Bush                   1997   $ 69,479 (2) $   -0-      $   -0-       $   -0-       211,000      $  -0-
  Chairman, President and      1996      N/A   (3)     N/A          N/A            N/A        N/A           N/A
  Chief Executive Officer      1995      N/A   (3)     N/A          N/A            N/A        N/A           N/A

Raymond P. Springer            1997   $208,063     $ 17,308 (4) $   -0-       $   -0-        30,000      $24,980
  Executive Vice President     1996    145,385     $ 72,692 (4)     -0-           -0-       150,000        1,954
  Chief Financial Officer      1995      N/A   (5)     N/A          N/A            N/A        N/A           N/A

Clifford Epstein               1997   $122,308     $ 20,000     $ 27,849 (6)  $   -0-        21,200      $ 5,693
  Senior Vice President        1996    113,106        1,569         -0-           -0-        25,000          215
  Chief Merchandising Officer  1995      N/A   (5)     N/A          N/A            N/A        N/A           N/A

Michael Henning                1997   $133,492     $  4,207 (4) $   -0-       $   -0-        20,000      $11,255
  Senior Vice President        1996    108,173       27,043 (4)     -0-           -0-       100,000        5,126
  Human Resources              1995      N/A   (5)     N/A          N/A            N/A        N/A           N/A

Michael B. McCaghren           1997   $110,289     $   -0-      $   -0-       $   -0-        20,000      $   312
  Senior Vice President        1996      N/A   (5)     N/A          N/A            N/A        N/A           N/A
  Chief Information Officer    1995      N/A           N/A          N/A            N/A        N/A           N/A

Stephen Bebis                  1997   $290,337 (7) $162,231 (4) $500,000 (8)  $   -0-        50,000      $ 9,183
  Former Chairman, President   1996    290,769      193,846 (4)   30,361 (6)    218,750 (9) 300,000        4,063
  Chief Executive Officer      1995      N/A   (10)    N/A          N/A            N/A        N/A           N/A

Robert J. Wittman              1997   $113,462 (11)$ 64,615 (4) $ 12,897 (6)  $   -0-        40,000      $10,901
  Former Executive Vice        1996    207,692      138,461 (4)  157,997 (6)      -0-       240,000        1,969
  President and Chief          1995      N/A   (5)     N/A          N/A            N/A        N/A           N/A
  Merchandising Officer

     (1) Includes Company contributions and participant forfeitures allocated to the accounts of the Named Officers in the Company's Profit Sharing and 401(k) Savings Plan and the Executive Deferred Compensation Plan, premiums paid by the Company for insurance policies on the lives of the Named Officers, the benefits of which are payable to the designated beneficiary of each Named Officer and limited medical reimbursements paid to certain Named Officers.
     (2) Represents amounts paid directly to Mr. Bush and to Raintree Partners, Inc., Mr. Bush's management consulting firm
     (3) Mr. Bush joined the Company in January 1998 and accordingly, received no compensation from the Company prior to that date.
     (4) Represents a portion of the Named Officer's minimum guaranteed bonus, pursuant to the terms of the Named Officer's employment agreement.
     (5) Mr. Wittman, Mr. Henning, Mr. Springer, Mr. Epstein and Mr. McCaghren joined the Company in March 1996, March 1996, April 1996, June 1996 and February 1997, respectively, and accordingly, received no compensation from the Company prior to those dates.
     (6) Represents amounts paid to the Named Officer in connection with relocation expenses.
     (7) Mr. Bebis resigned as President and Chief Executive Officer in December 1997
     (8)  Represents amount paid to Mr. Bebis upon resignation
     (9) Reflected as the dollar value of stock on the date of grant multiplied by the number of shares of the Company's restricted stock awarded (50,000 shares). These shares are subject to vesting over a period of three years.
    (10) Mr. Bebis joined the Company in February 1996 and accordingly, received no compensation from the Company prior to that date.
    (11)  Mr. Wittman resigned from the Company's employ in July 1997.

                                       8

Option Grants In Last Fiscal Year

     The following table contains information concerning the grant of stock options under the Company's Stock Incentive Plans to the Named Officers during the last fiscal year.

                                                                Potential Realizable Value at
                                                                  Assumed  Annual  Rates of
                                                                Stock Price Appreciation for
                                  Individual Grants                      Option Term (1)
                       --------------------------------------------    ---------------
                                 % of Total
                                  Options
                                 Granted to
                        Options   Employees  Exercise or
                        Granted   In Fiscal   Base Price  Expiration
Name                      (#)     Year (2)   ($/share)(3)    Date        5%      10%
----                  ----------- --------   -----------  ----------   ------   ------
Jack E. Bush            1,000 (4)     *        1.813 (5)    6/3/07     1,140    2,889
     "                 10,000 (4)     *        1.813 (5)    6/4/07    11,400   28,890
     "                200,000 (6)  17.50%      1.125        1/16/08  141,600  358,600
Raymond P. Springer    30,000 (7)   2.62%      1.813 (5)    4/17/07   34,260   86,820
Clifford Epstein       20,000 (8)   1.75%      1.813 (5)    9/22/07   22,800   57,780
     "                  1,200 (8)     *        1.813 (5)    4/21/07    1,368    3,467
Michael Henning        20,000 (7)   1.75%      1.813 (5)    3/25/07   22,800   57,780
Michael B. McCaghren   20,000 (8)   1.75%      1.813 (5)    2/24/07   22,800   57,780
Stephen Bebis          50,000 (7)   4.36%      6.125        12/5/97   N/A (9)  N/A (9)
Robert J. Wittman      40,000 (7)   3.49%      6.000       10/5/97    N/A (9)  N/A (9)

     (1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.
     (2) Reflected as a percentage of total option grants to all employees under both 1989 Stock Incentive Plan and the 1996 Stock Incentive Plan. A total of 555,000 option grants were made under the 1989 Stock Incentive Plan and 590,700 option grants were made under the 1996 Stock Incentive Plan.
     (3) All options were originally granted at the market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.
     (4) These options were granted to Mr. Bush as compensation for his initial appointment to the Board and his annual grant as a Director of the Company.
     (5) These options, though originally granted at market value at the date of grant, were repriced on February 17, 1998, to the closing price of the Company's Common Stock on the New York Stock Exchange on that date - $1.813. Accordingly, the price reflected here shows the effect of the repricing.
     (6) Of these options granted in 1997 to Mr. Bush, 100,000 options vested upon the date of grant, 50,000 options vest in six months and the remaining 50,000 options vest in one year from the date of grant.
     (7) All options granted in 1997 to the Named Officer vest over five years, pursuant to the terms of the Named Officer's Employment Agreement, at the rate of 40% after two years from date of grant and 20% at the end of each subsequent year.
     (8) All options granted in 1997 to the Named Officer vest over four years at the rate of 25% each year on the anniversary of the date of grant.
     (9) The Named Officers left the Company's employ during fiscal 1997. In connection with their departure from the Company, their options were forfeited or expired, as applicable.

         *  Represents less than 1%.

Aggregated  Option  Exercises  In Last  Fiscal  Year And Fiscal  Year End Option
Values

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1997 and unexercised options held by the Named Officers at fiscal year end.

                                            Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                                            Options held at            In-the-Money Options At
                   Shares                   Fiscal Year End (#)        Fiscal Year End (1)
                 Acquired on    Value      -------------------------   -------------------------
Name             Exercise (#)  Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
----             ------------  --------    -------------------------   -------------------------
Jack E. Bush          -0-        -0-           100,000/111,000            $62,500/$62,500
Raymond P. Springer   -0-        -0-           0/180,000                  0/0(2)
Clifford Epstein      -0-        -0-           0/46,200                   0/0(2)
Michael Henning       -0-        -0-           0/120,000                  0/0(2)
Michael B. McCaghren  -0-        -0-           0/20,000                   0/0(2)
Stephen Bebis (3)     -0-        -0-           0/0                        0/0
Robert J. Wittman (3) -0-        -0-           0/0                        0/0

     (1) Represents the difference between the closing price of the Company's Common Stock at the end of fiscal year 1997 ($1.75) and the exercise price of the options.
     (2)  No options for the indicated officers were in the money.
     (3) All outstanding options for the named officers were canceled upon their separation from the Company.



                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION


     During the fiscal year ended January 30, 1998, Messrs. Compton and Raymund served on the Compensation Committee. Neither of them are or were formerly officers of the Company, and there were no interlocks between them or any of the Company's executive officers.

                               PERFORMANCE GRAPH

                       CUMULATIVE TOTAL RETURN COMPARISON
  Among JumboSports Inc., S&P Midcap 400 Index and S&P Retail-Specialty Index

     The following line graph compares the cumulative total stockholder return on the Company's Common Stock from January 29, 1993 through January 30, 1998, with the cumulative total return on the Standard & Poor's Midcap 400 Index and the Standard & Poor's Retail - Specialty Index for the same period, assuming reinvestment of dividends. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at January 29, 1993.


                                    [GRAPH}

  Measurement Period                        S&P Midcap 440  S&P Retail-Specialty
(Fiscal Year Covered)    JumboSports Inc.       Index              Index
1/29/93                       100                100                100
1/28/94                       119                112                103
1/27/95                       154                 87                 71
1/28/96                        38                134                 63
1/31/97                        47                160                 58
1/30/98                        12                197                 62

                          COMPENSATION COMMITTEE REPORT

     General. The Compensation Committee (the "Committee") currently consists of Harold F. Compton and Steven A. Raymund, neither of whom is an employee of the Company. The Committee reviews and approves executive compensation and administers and makes recommendations concerning all of the Company's compensation-related plans. In setting the Named Executive Officers' compensation for 1997, the Committee was bound by certain terms of the employment agreements negotiated at arm's length between the Company and each such officer in 1996, at which time such employment agreements were approved by the Compensation Committee. Any salary increases under those employment agreements were determined by the Committee after taking into consideration the Company's needs and the Named Executive Officer's performance.

     The Company's general compensation philosophy aims to provide base compensation comparable with similar businesses, allowing the Company to attract and retain qualified employees, and to provide incentive compensation which will relate to the individual's performance and will also vary directly with the Company's performance. The current executive compensation program consists of base salary, annual performance incentives, long-term incentive opportunities in the form of stock options, restricted stock and benefits. The Committee believes this philosophy allows the Company to attract and retain high quality personnel, while at the same time maximizing Company performance. Long-term incentive compensation is based on stock performance through stock options. The Committee's position is that stock ownership by management is beneficial in aligning management's and stockholder's interests to enhance stockholder value.

     Certain non-performance-based compensation to executives of public companies in excess of $1,000,000 is not deductible for tax purposes. It is the responsibility of the Committee to determine whether any actions with respect to this compensation limit should be taken by the Company. During fiscal year 1997, no executive officers of the Company received any compensation in excess of this limit nor is it anticipated that any executive officer will receive any such compensation during fiscal year 1998. Therefore, the Committee has not taken any action to date to comply with this limit. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

     Base Compensation. In 1996 the Company's Compensation Committee approved an Employment Agreement with Mr. Stephen Bebis, which was negotiated at arm's length, providing for a three-year contract with a minimum base salary of $300,000, and a guaranteed bonus for fiscal year 1996. In setting the Chief Executive Officer's base salary for fiscal year 1997, the Committee reviewed the Company's needs and the various initiatives undertaken by Mr. Bebis to address those needs, and approved an increase in Mr. Bebis' annual salary to $337,500. Similarly, the Committee approved salary increases for Messrs. Wittman and Springer. Messrs. Wittman and Bebis terminated their employment with the Company in July and December 1997, respectively. In December 1997, following Mr. Bebis's departure as Chairman of the Board, President and Chief Executive Officer of the Company, the Board of Directors appointed Mr. Springer President and Chief Operating Officer of the Company, pending the Company's identification of suitable replacements for Messrs. Wittman and Bebis. In light of these increased management duties, the Board approved a permanent base salary increase for Mr. Springer to $240,000, and a temporary annualized base salary increase to $308,000 while he served in the capacities of President and Chief Operating Officer. On December 5, 1997, the Board elected Mr. Jack E. Bush as Chairman of the Board and requested his services as Acting Chief Executive Officer of the Company, until a suitable candidate was identified for that position. On January 16, 1998, after considering various candidates, the Board asked Mr. Bush to remain as Chief Executive Officer of the Company and elected him to this position. Mr. Bush has entered into a consulting agreement with the Company, pursuant to which he will serve in such capacities and receive a base annual compensation of $300,000 plus stock options. The terms of the consulting agreement were approved by the full Board of Directors. In addition, Mr. Bush receives an annual fee of $48,000 for his services as Chairman of the Board. The Company recently retained Mr. Robert Floum as Chief Operating Officer, and the full Board of Directors approved a base salary for Mr. Floum of $300,000.

     Annual Performance Incentives. No performance bonuses for 1997 were paid to any of the Company's Named Executive Officers. In fiscal 1996, the Company established a Management Cash Bonus Program (the "Bonus Program") which replaced the previously existing cash bonus program. The Bonus Program covers only middle and senior level managers, other than the Named Officers, and is not administered by the Compensation Committee but rather by the Company's Senior Vice President of Human Resources. The Bonus Program provides cash payouts of up to 50% of the base salary for Store Mangers and Merchandisers; there is no limit to the bonus potential for more senior positions. All such bonuses are to be paid only upon the Company meeting or exceeding specified sales and profit targets set by the Named Officers. The Committee believes that the Bonus Program provides an incentive to management to achieve the Company's short-term goals by putting a significant portion of annual compensation at risk.

     Long-term Incentives. Under the Company's 1989 Stock Incentive Plan (the "1989 Incentive Plan") the Committee is authorized to grant stock options and similar stock performance rights to members of management. During fiscal 1996, the Board of Directors adopted an additional stock incentive plan, with terms substantially similar to those of the 1989 Incentive Plan, solely for employees who are not executive officers or otherwise subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the "1996 Incentive Plan," both the 1989 and the 1996 Incentive Plans being jointly referred to as the "Incentive Plans"). The stock option grants to each of the Named Officers in fiscal 1997, except for Messrs. Bush and Floum, were pursuant to the terms of their respective employment agreements and are set forth on the Summary Compensation Table on page 8 of the Proxy Statement for the 1998 Annual Meeting of Stockholders. Said options were granted with an exercise price equal to the fair market value on the date of grant, have a 10-year term and vest over four years at the rate of 40% after two years from the date of grant and 20% at the end of each subsequent year. Pursuant to the terms of his consulting agreement with the Company, Mr. Bush received options to purchase 200,000 shares of the Company's Common Stock, at an exercise price equal to closing price of the Company's shares on the New York Stock Exchange on the day Mr. Bush began serving the Company as Chief Executive Officer. These options vest as follows: options to purchase 100,000 shares vested immediately upon grant, with options to purchase an additional 50,000 shares vesting on July 16, 1998, and the balance of options to purchase another 50,000 shares vesting on January 16, 1999. Mr. Floum also received options to purchase 200,000 shares of the Company's Common Stock pursuant to the terms of his employment agreement, with a vesting schedule similar to that applicable to Mr. Bush's options. The Committee believes that such stock options are an appropriate mechanism for long-term incentives since they provide a direct link between management's and stockholders' interests, wherein both benefit as the price of the Company's Common Stock increases.

     Since the value of the Company's Common Stock has been depressed for a sustained period of time, the Board considered that a substantial portion of the outstanding stock options previously granted under the Incentive Plans were of little value to the Company's employees. To promote loyalty among the Company's employees and improve morale, the Board deemed it to be in the best interests of the Company to adopt a repricing of all outstanding stock options. Accordingly, on February 17, 1998, the Board approved a repricing of all outstanding stock options so that the exercise price would equal the closing price of the Company's stock on the New York Stock Exchange on that date.

     Other Benefits. The benefit package to executive officers is substantially similar to that offered to all full-time employees with respect to insurance and retirement savings, except that certain insurance-related out-of-pocket expenses incurred by the executive officers are reimbursed by the Company. In addition, the executive officers have supplemental life insurance benefits, the premiums of which are paid by the Company and a deferred compensation plan is also available to the executive officers. The Company estimates that the value of such benefits represents less than 10% of total annual compensation to each executive officer.

     1997 Compensation to Mr. Bebis. Effective December 5, 1997, Mr. Bebis terminated his employment as President and Chief Executive Officer of the Company and, pursuant to the terms of a Separation Agreement, received $500,000 as a lump sum severance payment and immediate vesting for 50,000 shares of restricted stock previously awarded to him. All stock options held by Mr. Bebis at the time were canceled.
                                                         COMPENSATION COMMITTEE
                                                         Harold F. Compton
                                                         Steven A. Raymund

                                  OTHER MATTERS

     The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. ("Coopers & Lybrand") served as the accountants for the fiscal year ended January 30, 1998, and the Board of Directors has reappointed them to act as the public accountants for the fiscal year ending January 29, 1999. Previously, the firm of Deloitte & Touche LLP ("Deloitte & Touche") served as the Company's independent accountants for the fiscal year ended January 28, 1996. Deloitte & Touche did not resign, decline to be reappointed, nor did its report on the Company's financial statements for fiscal 1995 or fiscal 1994 contain an adverse opinion, disclaimer of opinion, qualification or modification. Furthermore, the Company did not experience any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     The decision to change accountants and the selection of Coopers & Lybrand was recommended by the Audit Committee and approved by the Board of Directors in fiscal 1996.

     A representative of Coopers & Lybrand is expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement, if Coopers & Lybrand so elects, and to respond to appropriate questions from stockholders.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with their respective employment agreements, and pursuant to the terms thereof, during fiscal year 1996 the Company loaned $166,667, $137,500 and $30,250 to each of Messrs. Bebis, Springer and Henning, respectively, to assist them with the purchase of shares of the Company's Common Stock. Such loans are repayable in full, principal and interest, at maturity five years from the date of each such loan, and bear interest per annum at the Federal Long-Term Rate. As of January 30, 1998, the outstanding balances, including interest, on these loans were $184,750, $152,827 and $33,267 for Messrs. Bebis, Springer and Henning, respectively.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16(a)-3(e) during fiscal year 1997 and Form 5 and amendments thereto furnished to the Company with respect to fiscal year 1997 and any written representation otherwise furnished to the Company, the Company believes that SEC filing requirements applicable to its Directors and officers with respect to the Company's fiscal year ended January 30, 1998 have been fulfilled and that all such filings were made on a timely basis.


                 STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals for stockholder action which eligible stockholders wish to have included in the Company's proxy materials to be mailed to stockholders in connection with the Company's 1999 Annual Meeting must be received by the Company at its corporate headquarters at the address listed on the cover page of this proxy statement on or before December 31, 1998.

                             LISTING OF STOCKHOLDERS

     A complete list of the stockholders entitled to vote at the Annual Meeting of the Stockholders, to be held on June 18, 1998, will be available for inspection during normal business hours at the Company's headquarters for a period of at least ten days prior to the Annual Meeting, upon written request to the Company by a stockholder, and at all times during the Annual Meeting at the place of the meeting.


                           PROXY SOLICITATION EXPENSES

     The cost of this proxy solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners, will be borne exclusively by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by Directors, executive officers and other employees of the Company without additional compensation.


                                  ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended January 30, 1998, is being mailed with this Proxy Statement but is not to be considered a part hereof.


                       REQUESTS FOR ADDITIONAL INFORMATION

     A copy of the Company's annual report on Form 10-K for the year ended January 30, 1998, including the financial statements and schedules thereto but excluding the exhibits, may be obtained without charge by any stockholder whose proxy is solicited hereby upon written request to:

                                                  JumboSports Inc.
                                   Communications/Investor Relations Department
                                             4701 W. Hillsborough Avenue
                                                  Tampa, FL  33614
                                               ----------------------



                                            By order of the Board of Directors,

                                                     Jack E. Bush
                                               Chairman of the Board, President
                                                  and Chief Executive Officer
                                                     Tampa, Florida